Pangaea Logistics Solutions and M.T. Maritime Management Announce Agreement to Combine Fleets of Dry Bulk Vessels in All-Stock Transaction

NEWPORT, R.I. – September 23, 2024 - Pangaea Logistics Solutions Ltd. (“Pangaea” or the “Company”) (Nasdaq: PANL), a global provider of comprehensive maritime logistics solutions, and M.T. Maritime Management (USA) LLC (“MTM”), managers of a diversified fleet of tankers and dry bulk vessels, today announced a definitive agreement to merge fifteen handy-size dry bulk vessels into Pangaea’s twenty-six vessel supramax, ultramax, panamax and post-panamax fleet. The handy vessels are currently owned by Strategic Shipping Inc. (“SSI”), a privately held company managed by MTM located in Southport, Connecticut. The fifteen handy-size vessels are valued at approximately $295 million, inclusive of vessel related financing agreements of approximately $102 million, resulting in a total net asset value of $193 million.

As consideration, Pangaea will issue approximately 19.0 million shares of its common stock to SSI equal to approximately 29% of the Company’s outstanding common stock upon completion of the proposed transaction, which represents the relative net asset value of SSI’s vessels compared to the estimated net asset value of Pangaea of approximately $478 million, or about $10.20 per share. The transaction is expected to close in the fourth quarter 2024, subject to customary closing conditions and shareholder approval.

MANAGEMENT COMMENTARY

“This transaction represents a transformational strategic milestone for our business, one that expands our owned fleet by nearly 60%, to 41 vessels, and provides us opportunities to drive incremental growth and improve our efficiency and profitability,” stated Richard du Moulin, Chairman of the Board of Pangaea Logistics Solutions. “The addition of the SSI vessels to our existing fleet is consistent with our strategic focus on upgrading our owned vessel fleet to meet the evolving cargo needs of our customers.”

"We have always operated in the handy segment, but the addition of these vessels will allow us to offer expanded services and will help us to better leverage our integrated shipping and port logistics models, improving overall fleet utilization, and maximizing our profitability,” said Mark Filanowski, Pangaea’s Chief Executive Officer. “Importantly, MTM’s highly experienced dry bulk chartering and operations teams will be joining Pangaea, along with certain members of the MTM executive team. We are excited to welcome the experienced and talented group from MTM, who will help ensure a seamless integration of our business plans and position us for continued future growth.”

“We expect the transaction will be accretive to our earnings going forward, as dry bulk markets respond to a tight supply environment” added Gianni DelSignore, Chief Financial Officer of Pangaea Logistics Solutions. “This represents a significant advancement in our growth strategy, adding vessels with approximately 34.6% leverage, enabling us to maintain our financial flexibility and providing us ample capacity to pursue our strategic growth initiatives.”

Filanowski added: “We believe the transaction is extremely attractive from both a financial and strategic perspective and will allow us to further take advantage of the favorable macro backdrop in the dry bulk market. Together with the MTM team, we are excited for this next chapter of growth and believe that our partnership will serve to continue the development of our leading dry bulk logistics and transportation service offering, while delivering sustainable above-market returns for our shareholders.”

Doug MacShane, Executive Chairman of M.T. Maritime Group, which manages SSI, said “We believe that Pangaea’s unique business model and long track-record of excellence in dry bulk shipping and logistics make them an ideal partner as we seek to take advantage of the evolving shipping landscape. By combining our fleet and operations with Pangaea, we will provide the scale and capabilities to better serve the needs of both Pangaea and MTM’s existing customers, while creating a strong platform to pursue commercial and operating synergies. We are excited for the long-term growth opportunities that this partnership presents.”

TRANSACTION OVERVIEW

The transaction will consist of Pangaea’s acquisition of 100% ownership in fifteen handy-size vessels ranging in size from 33,000 dwt to 40,000 dwt, with an average age of approximately ten and a half years. As consideration, Pangaea will issue approximately 19.0 million of new common shares to SSI’s owners. The exact number of common shares to be issued in the transaction will be determined at close, based on the relative fair net asset values of the acquired fleet and Pangaea’s balance sheet, as adjusted to reflect current fair values of its fleet. Cash consideration will be limited to net working capital contributions, if any, at the time of closing, The Company will assume responsibility for performance of all current charter commitments associated with the SSI fleet.

Below are the details of the vessels to be acquired in the proposed transaction:

Vessel Name	DWT	Year	Built	Flag
Strategic Fortitude	37,829	2016	Imabari	Singapore
Strategic Resolve	38,853	2015	CSIC: Shanhaiguan	Singapore
Strategic Entity	39,856	2015	CSIC: Tianjin Xingang	Singapore
Strategic Explorer	39,865	2015	CSIC: Tianjin Xingang	Singapore
Strategic Venture	39,850	2014	CSIC: Tianjin Xingang	Singapore
Strategic Equity	39,850	2014	CSIC: Tianjin Xingang	Singapore
Strategic Harmony	39,879	2014	CSIC: Tianjin Xingang	Singapore
Strategic Alliance	39,850	2014	CSIC: Tianjin Xingang	Singapore
Strategic Unity	39,850	2014	CSIC: Tianjin Xingang	Singapore
Strategic Synergy	39,865	2014	CSIC: Tianjin Xingang	Singapore
Strategic Savannah	35,542	2013	Taizhou Maple Leaf	Singapore
Strategic Tenacity	36,851	2012	Hyundai Vinashin	Singapore
Strategic Spirit	37,137	2012	Hyundai Mipo	Singapore
Strategic Vision	37,137	2012	Hyundai Mipo	Singapore
Strategic Endeavor	33,013	2010	Zhejiang Zhenghe	Singapore
In addition, seven employees on MTM’s dry bulk chartering and operations teams will join the Company. Dan Schildt, MTM’s Senior Vice President of Dry Cargo and Strategic Planning, will also join the executive management team of Pangaea as Chief Strategy Officer. Pangaea will maintain an office near Stamford, Connecticut after closing.

As part of the transaction, SSI will receive the right to designate two members for appointment to the Board of Directors of the Company. SSI intends to designate the following individuals for appointment to the Company’s Board of Directors upon the consummation of the transaction:

•Christina Tan: Ms. Tan has been the Chief Executive Officer of M.T. Maritime Management (USA) LLC since the beginning of 2020. Ms. Tan has been an officer with the M.T. Maritime Management Group (“MTM Group”) for over 30 years, performing in a variety of capacities, including finance and chartering. Ms. Tan has been a director of Dorian LPG since May 1, 2015, and is currently a member of the Audit and Nominating and Corporate Governance Committees and was also a board member of Northern Shipping Funds from 2008 to 2015, at which point she remained as a member of the Limited Partnership Advisory Committee (LPAC) until 2023. For eight years prior to joining MTM Group, Ms. Tan was Vice President of Finance & Trading for Socoil Corporation, a major Malaysian palm oil refiner and trading company. Ms. Tan earned a BA in Economics and Mathematics from Western State College of Colorado.

•Gary Vogel: Gary Vogel has over 36 years of experience in the international shipping industry. He currently serves as a Director of SFL Corp, (NYSE: SFL), a position he has held since 2016. From 2015 to 2024 he served as Chief Executive Officer and a Director of Eagle Bulk Shipping Inc. (NYSE: EGLE), a

U.S. listed owner and operator of geared dry bulk vessels. From 2000 to 2015, Mr. Vogel held various positions in Clipper Group Ltd., lastly as Chief Executive Officer. Mr. Vogel graduated from the U.S. Merchant Marine Academy in 1988 with a Bachelor of Science degree in Marine Transportation as well as a U.S. Coast Guard Unlimited Tonnage 3rd Officers License. Subsequently, he served as an officer in the U.S. Naval Reserve. Mr. Vogel is currently on the Lloyd’s Register North America Advisory Committee.

STRATEGIC RATIONALE

•Expanding owned vessel fleet improves scale and profitability. The addition of the 15 handy-size vessels from the SSI fleet will provide additional scale and operational capacity to more efficiently meet the cargo needs of Pangaea’s and MTM’s existing customers and provide the flexibility to pursue opportunities with new potential customers. As a result, the Company expects that this acquisition will immediately result in improved operating leverage and Adjusted EBITDA.

•Expanding team of experienced dry bulk operators to support future growth. The Company will benefit from the addition of MTM’s highly experienced dry bulk chartering and operations teams. The additional management resources will not only optimize the integration of the fleet into Pangaea’s existing business, but also provide further resources to support future growth.

•Achieving profitable growth while maintaining a lean balance sheet. The transaction is expected to be accretive and will enable the Company to maintain balance sheet flexibility with limited financial leverage, providing ample liquidity to support ongoing shareholder return programs and pursuing its strategic growth objectives.

CONFERENCE CALL TO DISCUSS THE TRANSACTION
A conference call to discuss the Pangaea and M.T. Maritime dry bulk fleet combination will be held, Tuesday, September 24, 2024 at 8 a.m. ET. Accompanying presentation materials will be available in the Investor Relations section of the Company’s website at https://www.pangaeals.com/investors/.
To participate in the live teleconference:
Domestic Live: 1-800-579-2557
International Live: 1-785-424-1793
Conference ID: PANL0924
To listen to a replay of the teleconference, which will be available through October 1, 2024:
Domestic Replay: 1-800-839-9374
International Replay: 1-402-220-6087
ADVISORS

DNB Markets, Inc. is serving as Pangaea’s financial advisor for the transaction and Seward & Kissel LLP is acting as legal advisor for the transaction.
ABOUT PANGAEA LOGISTICS SOLUTIONS LTD.
Pangaea Logistics Solutions Ltd. (Nasdaq: PANL) provides logistics services to a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite, and limestone. The Company addresses the transportation needs of its customers with a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, and voyage planning. Learn more at www.pangaeals.com.

FORWARD-LOOKING STATEMENTS
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company disclaims any obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise, except as required by law. Such risks and uncertainties include, without limitation, the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand for dry bulk shipping capacity, changes in our operating expenses, including bunker prices, dry-docking and insurance costs, the market for our vessels, availability of financing and refinancing, charter counterparty performance, ability to obtain financing and comply with covenants in such financing arrangements, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessels breakdowns and instances of off-hires and other factors, as well as other risks that have been included in filings with the Securities and Exchange Commission, all of which are available at www.sec.gov.
PANGAEA INVESTOR RELATIONS CONTACTS
Gianni Del Signore
Chief Financial Officer
401-846-7790
Investors@pangaeals.com
Noel Ryan or Stefan Neely
Vallum Advisors
PANL@val-adv.com